EXHIBIT 10.44
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                            AGREEMENT WITH CONSULTANT


1. INTRODUCTION: Agreement dated August 8, 2002, by and between Raymond E. Mabus, Jr. (Mabus) and Foamex International, Inc. with principal offices at 1000 Columbia Avenue, Linwood, PA 19061 (Foamex).

2. RETENTION AND DESCRIPTION OF SERVICES: Mabus shall make approximately 4 trips on behalf of Foamex and/or Symphonix to China, Australia, Singapore, or other countries that may be mutually agreed upon, during each twelve month period following the effective date of this agreement. Each such trip shall be to one or more of these countries as deemed advisable. The scheduling of these trips shall be in the sole discretion of Mabus working in consultation with Foamex, Symphonix, consultants, investors and companies and/or individuals either in the named countries or elsewhere who may be integral to the purpose of the trip.

3. TERM OF AGREEMENT: The term of this Agreement shall be for three years. This Agreement will renew automatically for one year terms unless either party provides 30 days notice of their intent to terminate.

4. COMPENSATION: Foamex will pay Mabus a consulting fee of $150,000.00 per year paid in equal monthly installments.

5. REIMBURSEMENT OF TRAVEL AND OTHER EXPENSES: Foamex will reimburse Mabus for all expenses incurred by Mabus for travel or other expenses as required in connection with the furnishing services under this Agreement. First class airfare is authorized for reimbursement. Reimbursement of travel expenses shall be made on the basis of statements submitted by Mabus.

6. MABUS TO REMAIN A MEMBER OF THE BOARD OF DIRECTORS OF FOAMEX: Mabus shall continue as an outside member of the Board of Directors of Foamex and receive all payments, benefits, options, meeting fees, health insurance and other compensation that other outside directors receive.

7. Foamex shall furnish Mabus administrative support in an amount and manner, which shall be agreed to between Foamex and Mabus.

8. In the event that Mabus is no longer a member of the Board of Directors of Foamex and this contract remains in effect, Mabus will remain under the confidentiality and non-disclosure obligations he is currently under as member of the Board of Directors.


         /s/ Raymond E. Mabus, Jr.          By:  /s/ Marshall S. Cogan, Chairman
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             Raymond E. Mabus, Jr.                   Foamex International Inc.